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                                                                    EXHIBIT 23.6

                   CONSENT OF SG COWEN SECURITIES CORPORATION

    We hereby consent to the inclusion of our opinion, dated May 21, 1999, in the joint proxy statement-prospectus of RadiSys Corporation and Texas Micro Inc., which is a part of this Registration Statement on Form S-4 and to the references to such opinion in such joint proxy statement prospectus. In executing this consent, we do not admit or acknowledge that SG Cowen Securities Corporation is within the class of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

Date: July 2, 1999

SG COWEN SECURITIES CORPORATION

By: /s/ ROBERT D. VALDEZ

    Name: Robert D. Valdez

    Title: Managing Director